Exhibit 10.12

EMPLOYEE VERSION

TERMS AND CONDITIONS GOVERNING RESTRICTED STOCK UNITS 2014/2019 IN SPOTIFY TECHNOLOGY S.A.

1.	RESTRICTED STOCK UNIT ISSUER AND HOLDER

1.1	Spotify Technology S.A., a Luxembourg société anonyme, with registered address at 42- 44, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 123.052 (the “Company”).

1.2	Employee or Director of the Company or of any company controlled by the Company (the “Group”) in accordance with an individual notice of grant (the “Holder”).

2.	BACKGROUND

2.1	The Company’s board of directors (the “Board”) considers the existence of efficient share-related incentive programs for employees and directors of the Group to be of material importance for the development of the Group. By connecting employees’ and directors’ economic interests to the Group’s results and value trend, a long-term increase in value is promoted. Accordingly, the interests of participating employees, participating directors and shareholders will coincide.

2.2	The foregoing notwithstanding, this restricted stock unit program (the “Restricted Stock Unit Program”) shall not form part of the Holders’ overall compensation and benefits under their contracts of employment with a Group company, if applicable. Moreover, neither the granting of a Restricted Stock Unit (as defined below) under the Restricted Stock Unit Program nor the existence of a contract of employment between a Holder and a Group company shall give the Holder any right or expectation to be granted additional Restricted Stock Units at any time under the Restricted Stock Unit Program or otherwise.

3.	RESTRICTED STOCK UNIT

Subject to the terms and conditions set out herein, the Holder is entitled to delivery of one share in the Company (a “Share”) per restricted stock unit (a “Restricted Stock Unit”).

4.	IMPLEMENTATION AND GRANT

4.1	The Restricted Stock Unit Program shall be effective as per October 1, 2014 (the “Implementation Date”).

4.2	Restricted Stock Units may be granted to the Holder during the period as from and including 1 October 2014 up to and including 1 June 2015. The date or dates of grants of Restricted Stock Units during such period (each, a “Date of Grant”) shall be determined by the Board in its sole discretion.

5.	EMPLOYEE VESTING

5.1	Employee vesting general

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5.1.1	Time-based contingent vesting of 1/5 of the granted Restricted Stock Units shall occur on each September 1, commencing with the September 1 falling more than three months from the Date of Grant, for the avoidance of doubt grants made on June 1 shall commence vesting on September 1 the same year, (each, a “Time-Based Vesting Date”), subject to continued employment with the Group and clauses 5.1.2, 5.1.3, 5.2 and 5.3 below; provided that no Shares will be issued in connection with such contingently vested Restricted Stock Units on such Time-Based Vesting Dates; provided, however that if either an IPO Date or a Trade Sale (each, as defined below) occurs prior to the occurrence of all the Time-Based Vesting Dates, the Restricted Stock Units shall vest on a non-contingent basis on each of the remaining applicable Time-Based Vesting Dates, subject to continued employment with the Group and clauses 5.1.2, 5.1.3, 5.2 and 5.3.

5.1.2	Any Restricted Stock Units that contingently vested on a Time-Based Vesting Date shall fully and non-contingently vest on the earliest to occur of (i) the 6 month anniversary of a public offering of shares in the Company with a listing of such shares on an internationally recognized stock exchange or similar market place of recognized national standing or such other period as may be determined by the relevant underwriter (excluding, for the avoidance of doubt, private secondary markets or similar) (an “IPO Date”), (ii) an event in which (a) all or substantially all of the Group’s assets are sold to a party which is not, directly or indirectly, a subsidiary of the Company; or (b) shares that represent 50 percent or more of the issued share capital in the Company have been transferred to a new owner, or a bona fide firm offer from an unaffiliated third party for at least 50 percent of all Shares then outstanding, and provided that the shareholders who are parties to the main shareholders’ agreement relating to the Company accept such offer (or are required to accept the offer pursuant to such shareholders’ agreement) ((a) and (b), respectively a “Trade Sale”), or (iii) September 1, 2017, subject, in each case, to continued employment with the Group and clauses 5.1.3, 5.2 and 5.3 below.

5.1.3	Notwithstanding the aforesaid, the Board shall be entitled, in its sole discretion, to grant Restricted Stock Units that are subject to a different vesting schedule.

5.2	Employee leave of absence

5.2.1	If the Holder goes on leave of absence, such Holder’s Restricted Stock Units will not vest during the leave of absence, except as set forth below in this clause 5.2. The Restricted Stock Units that do not vest during the leave of absence as a consequence of the Holder’s leave of absence shall lapse immediately, if not otherwise determined by the Board.

5.2.2	If the Holder is on leave of absence due to parental leave (including maternity or paternity leave), sick leave, vacation leave or other paid time off or legally protected leave, such Holder’s Restricted Stock Units shall continue to vest on the original vesting schedule during the leave of absence. The same shall apply for any other leave of absence during which vesting on the original schedule must continue under applicable law.

5.2.3	If the Holder is on leave of absence due to any other reason (e.g. studying) than as set out in clause 5.2.2, or if the Holder otherwise reduces his/her contractual working hours for the employer after the Date of Grant of the Holder’s Restricted Stock Units, but the Holder still works part-time for the employer, such Holder’s Restricted Stock Units shall vest pro rata in relation to a full-time job. If the Holder’s contractual working hours prior to leave of absence or reduction of contractual working hours did not amount to a full-time job, such Holder’s Restricted Stock Units shall vest pro rata in relation to the contractual working hours prior to such leave of absence or reduction of contractual working hours. The same shall apply for any other leave of absence during which pro rata vesting must continue under applicable law. For the purpose of this clause 5.2.3, a full-time job shall correspond to the number of working hours per week set out in the Holder’s employment agreement as the standard for a full-time job.

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5.3	Employee termination of employment

5.3.1	If (i) the Holder resigns for any reason, including by reason of Holder retiring pursuant to the terms of his/her employment contract or regulatory requirements or (ii) the employer terminates the employment of the Holder with the Group for any reason, all unvested Restricted Stock Units shall cease vesting as of the date of termination of employment and shall immediately lapse.

5.3.2	If the Holder resigns, termination of employment for purposes of the Restricted Stock Units shall be deemed to occur immediately on the Group’s receipt of Holder’s written notice of resignation. If the employer terminates the employment of the Holder with the Group, termination of employment for purposes of the Restricted Stock Units shall be deemed to occur immediately after the end of the last day of employment, taking into account any notice period (but, for the avoidance of doubt, not including any further period over which any severance payment or consideration for non-compete restriction or similar is paid out). If the Holder is exempt from work in connection with an anticipated termination of employment, termination of employment for purposes of the Restricted Stock Units shall be deemed to occur immediately after the end of the last working day prior to the Holder being exempt from work. If the Holder retires pursuant to the terms of his/her employment contract or regulatory requirements, termination of employment for purposes of the Restricted Stock Units shall be deemed to occur immediately after the end of the last day of employment. Notwithstanding the foregoing, the Board shall be entitled, in its sole discretion, to resolve that termination of employment shall be deemed to occur at a later point in time.

5.3.3	If a Holder changes the entity for which he or she is employed, but remains employed by the Group, such change will not be deemed a termination of employment for purposes of his/her Restricted Stock Units, provided that there is no other interruption or termination of the Holder’s employment, unless the Board, in its sole discretion, determines that the entity to which the Holder transfers is not a qualified affiliate of the Group. For purposes of the Restricted Stock Units, references in these terms and conditions to employment and to termination of employment shall include service as an independent contractor or consultant and the termination of such service. If a Holder changes the capacity in which he/she provides service to the Group from an employee to an independent contractor or consultant (or from an independent contractor or consultant to an employee), such change will not be deemed a termination of employment for purposes of his/her Restricted Stock Units and such individual will continue to vest in his/her Restricted Stock Units.

5.3.4	If the Holder, when he/she commences his/her employment with the Group, is subject to a probationary or trial employment and, at the end of such probationary or trial employment, the employment with the Group is terminated (for whatever reason), all Restricted Stock Units shall lapse and be forfeited on the date of termination of employment.

6.	SETTLEMENT

6.1	Settlement will occur through an electronic platform and with no paper documentation to be executed by the Holder. To this effect, the Holder will receive an individual username and an individual password from the Company, giving her/him access to a personal account on the electronic platform. Once the Holder will have logged-in and accepted the terms and conditions of the Restricted Stock Unit Program applicable to her/him, she/he

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will have the possibility to upload money on the electronic platform (the “Funds”). Provided that the Holder had sufficient Funds available to pay an amount equal to the par value per Share of the number of Shares underlying the Restricted Stock Units, on or as soon as reasonably practicable (but no later than 30 days) following any date on which all or a portion of the Restricted Stock Units become fully and non-contingently vested (a “Settlement Date”), the Company shall issue the number of Shares subject to the Restricted Stock Units that become fully and non-contingently vested in the name of the Holder (or if deceased, the Holder’s legal representative), which will be issued as fully paid and nonassessable Shares. If the Holder does not have sufficient Funds on the electronic platform to pay the applicable par value within 30 days of the date any Restricted Stock Units become non-contingently vested, then such Restricted Stock Units will be cancelled with respect to those Shares that would otherwise have become issuable therefor.

7.	AMENDMENT OF THE RESTRICTED STOCK UNITS; ADJUSTMENT

7.1	Change in Control

7.1.1	With respect to any Restricted Stock Units that remain unvested as of the date immediately following the date of the Change in Control, the Board may, in its sole discretion, decide to (i) have these terms and conditions continue following the effective date of the Change in Control in accordance with the provisions of clause 7.1.2, (ii) allow a grant of substantially equivalent rights (i.e., among other things, that preserve the intrinsic value and vesting schedule of the Restricted Stock Units) with respect to securities in a new company to the rights the Holder had in the Company immediately before the Change in Control in accordance with the provisions of clause 7.1.3, or (iii) allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder in accordance with the provisions of clause 7.1.4.

7.1.2	If the Board decides to have these terms and conditions continue following the effective date of the Change in Control, the vesting and settlement schedule as set forth in clauses 5, 6 and 7 shall remain unaffected by the Change in Control.

7.1.3	If the Board decides to allow a grant of substantially equivalent rights with respect to securities in a new company to the rights the Holder had in the Company immediately before the Change in Control, all unvested Restricted Stock Units shall lapse and be cancelled as of the closing and, subject to the grant of such substantially equivalent rights, the Holder shall have no further rights pursuant to the Restricted Stock Units after the closing.

7.1.4	If the Board decides to allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder, the Holder’s vested and unsettled Restricted Stock Units and unvested Restricted Stock Units shall relate to shares in such new company.

7.1.5	If any share split, reverse share split, share dividend, recapitalization, combination, reclassification or other distribution of the Company’s Shares without the receipt of consideration by the Company occurs, the Board will adjust the number and class of Shares that may be delivered under the number and class of Shares covered by each outstanding Restricted Stock Unit and in a manner that complies with all applicable laws to prevent diminution or enlargement of the benefits or potential benefits intended to be made available with respect to any grant of any Restricted Stock Unit.

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7.1.6	“Change in Control” shall mean and include each of the following:

(i) a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition by the Company; (x) any acquisition by an employee benefit plan maintained by the Company, (y) any acquisition which complies with clauses 7.1.6 (iii)(I)-(III); or (z) in respect of an Restricted Stock Unit held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (II) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (III) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(iv) the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

7.1.7	“Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 7.1.6(i) or 7.1.6(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was

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previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

7.2	Share for share exchange etc.

7.2.1	If the Company’s shareholders perform a share for share exchange for the purpose of creating a new holding company to the Company, or if a new company otherwise replaces the Company as the holding company in the Group, and such transaction is not a Change in Control, the Board shall use reasonable efforts to either: (a) ensure that the Holder receives substantially equivalent rights with respect to securities in the new holding company as the Holder had in the Company immediately before such transaction, provided that the Holder in writing waives any rights under the Restricted Stock Units, which shall lapse and be cancelled as a consequence thereof; or (b) amend these terms and conditions to the effect that the new holding company assumes the Company’s rights and obligations hereunder and that the Holder’s vested and unsettled Restricted Stock Units and unvested Restricted Stock Units shall relate to shares in such new company.

7.2.2	In the event of a transaction as described in clause 7.2.1, the Holder shall always be obliged upon the Board’s request to, in case of (a) in clause 7.2.1, waive any rights under the Restricted Stock Units provided that the Holder receives substantially equivalent rights in the new holding company as the Holder had in the Company immediately before such transaction or, in case of (b) in clause 7.2.1, approve any such amendment to these terms and conditions. No waiver shall be requested or required, and the Company may act unilaterally in accordance with this clause 7.2, provided that the Restricted Stock Units preserve the material terms and conditions of the underlying rights, including the vesting schedule and the intrinsic value of the Restricted Stock Unit as of immediately prior to such transaction.

7.2.3	If the Company effects a change of the classes of outstanding Company securities, the Board shall, appropriately and proportionately adjust the class of securities subject to the Restricted Stock Units. The Board will make such adjustments, and its determination will be final, binding and conclusive.

8.	CANCELLATION OF RESTRICTED STOCK UNITS IN CASE OF A MATERIAL BREACH

8.1	If the Holder commits a material breach of any of its obligations under these terms and conditions and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Company shall be entitled to cancel the Holder’s unvested Restricted Stock Units, which as a consequence thereof shall lapse. 8.2 A material breach for purposes of clause 8 and 9 shall mean a breach by the Holder of the provisions in clauses 7.2, 10, or 11 or any other breach by the Holder of these terms and conditions that is reasonably likely to have a material adverse effect on the Company.

9.	LIQUIDATED DAMAGES IN CASE OF A MATERIAL BREACH

9.1	If the Holder commits a material breach in accordance with clause 8.2 and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Holder shall upon written request by the Company pay liquidated damages in an amount corresponding to 50 percent of the aggregate then-current fair market value of the Shares represented by the vested portion of the Restricted Stock Units. The Company shall not be entitled to demand liquidated damages if the Company has cancelled the Holder’s Restricted Stock Units pursuant to clause 8.1.

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9.2	If the Holder commits a material breach of any of its obligations under these terms and conditions, the Company is entitled, in addition to any liquidated damages in accordance with the provisions of clause 9.1, to claim damages in an amount corresponding to the difference between the actual damage suffered and the liquidated damages (if any), if such damage exceeds the amount of the liquidated damages (if any).

9.3	The payment by the Holder of any liquidated damages shall not affect the Company’s right to pursue other remedies that the Company may have against the Holder as a result of a breach.

10.	APPOINTMENT OF AGENT ETC.

10.1	The Holder hereby irrevocably authorises the Board, with full power of substitution, to endorse such documents on behalf of the Holder and to take any other action reasonably necessary to effect any of the Holder’s obligations under these terms and conditions, including but not limited to, execution of a transfer of Shares owned by the Holder. The Board shall hold any payment received for the benefit of the Holder under this clause on behalf of the Holder and separated from any other funds. A withdrawal of the authorisation as provided for in this clause 10 constitutes a material breach of these terms and conditions for purposes of clause 8 and 9.

10.2	The Holder hereby undertakes to sign, execute and deliver such documents (including without limitation any subscription form), and to take any other actions, as reasonably required by the Board in order to ensure compliance with or observation of the Holder’s obligations under these terms and conditions.

11.	PAYMENT OF CERTAIN TAXES

11.1	The Group will perform withholding of taxes in relation to the Restricted Stock Units and the Shares delivered upon settlement if and to the extent required by law or decisions by governmental authorities or if the Board in its reasonable opinion considers it appropriate for the Group to perform such withholding of taxes. For the avoidance of doubt, this clause 11.1 shall not affect the Holder’s liabilities and undertakings pursuant to clause 11.2 and 11.3.

11.2	The Holder is liable for and undertakes to pay any taxes (including but not limited to income taxes, capital taxes, employment taxes, self-employment taxes, social security contributions as well as any tax penalties thereon) for which he/she may be liable in relation to the Restricted Stock Units and any Shares issued at settlement (“Holder’s Tax Liability”). For the avoidance of doubt, withholding tax (whether preliminary or deducted at source) on employment income, dividends and capital gains will always be considered as Holder’s Tax Liability.

11.3	As a condition to the issuance of Shares in respect of the vested Restricted Stock Units, the Holder shall make such arrangements as the Board may require for the satisfaction of any Holder’s Tax Liability that may arise in relation to the Restricted Stock Units. The Holder shall also make such arrangements as the Board may require for the satisfaction of any Holder’s Tax Liability that may arise in relation to Shares issued at settlement. For the avoidance of doubt, the Holder shall upon the Company’s request at issuance pay any Holders’ Tax Liability. Without limiting the foregoing, the Company may, without the Holder’s additional consent, satisfy Holder’s Tax Liability and payment referred to in clause 6.1 in respect of the vested Restricted Stock Units via a “cashless” withholding program with terms set forth by the Company in its discretion.

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11.4	The Group assumes no responsibility for any Holder’s Tax Liability. The Holder represents that the Holder is not relying on the Group for any tax advice and explicitly agrees not to demand any compensation from the Group to cover any Holder’s Tax Liability.

12.	DATA PROTECTION

12.1	For the purposes of implementing, managing and administering the Restricted Stock Unit Program, and for the Holder to participate in the Restricted Stock Unit Program, it is necessary for the Company acting as data controller and other companies in the Group to collect, use, disclose, hold, transfer and otherwise process personal data regarding the Holder, including the Holder’s name, home address and telephone number, date of birth, personal identification number, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company or any company in the Group, details of all Restricted Stock Units or other entitlement to Shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Holder’s favour (the “Data”). Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Restricted Stock Unit Program and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations. The Holder’s Data will be retained by the Company for as long as the Holder holds Restricted Stock Units and/or Shares in the Company, and thereafter only for as long as required by applicable law.

12.2	The Holder further understands that the Company and/or any company in the Group will transfer the Data among themselves, as necessary for the purposes of implementation, management and administration of the Holder’s participation in the Restricted Stock Unit Program, and that the Company and/or any company in the Group may each further transfer Data to any third party service provider acting as data processors and assisting the Company in the implementation, management and administration of the Restricted Stock Unit Program (the “Data Recipients”). The Company shall ensure that any Data Recipient shall be contractually required to ensure appropriate confidentiality and security as well as compliance with applicable data protection laws and regulations.

12.3	The Holder understands that these Data Recipients may be located in the Holder’s country of residence or elsewhere. The Holder acknowledges that such Data Recipients will be receiving, possessing, using, retaining, and transferring Data in electronic or other form, for the purposes of implementing, managing and administering the Holder’s participation in the Restricted Stock Unit Program including any transfer of such Data to any third party service provider, acting as data processors, as may be required for the administration of the Restricted Stock Unit Program and/or the subsequent holding of Shares on the Holder’s behalf, to a broker or third party with whom the Shares settled following vesting of the Restricted Stock Units may be deposited. Where the transfer is to be to a destination outside the European Economic Area (the “EEA”), the Company shall take reasonable steps to ensure that the Holder’s personal data is legally transferred and continues to be adequately protected and securely held. This may for example include that the Company ensures that the Data Recipients located outside of the EEA (i) hold certifications that are sufficient to receive and process personal data about EU individuals, e.g. the EU-US Privacy Shield program, or (ii) are bound by approved contractual mechanisms for transfers of personal data outside of the EEA, e.g. standard contractual clauses.

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12.4	Subject to the nature of the Data and the Company’s legal basis for processing that Data, the Holder may, at any time, have the right to contact the Company at to make any of the following requests in respect of the Data processed by the Company:

a.	request access to the Data;

b.	request that Data which the Holder deems to be incorrect is rectified;

c.	request for the Data to be erased by the Company;

d.	request for the Company to restrict processing of his or her Data in certain circumstances including where the accuracy of the Data is contested, the processing of the Data is unlawful, where the Company no longer needs the Data or where the Holder objects to the Company processing his or her Data;

e.	request for the Company to port the Data to another party;

f.	object to the Company processing the Data; or

g.	request to not be subject to a decision taken by the Company which is based solely on automated processing including profiling where that decision has a legal impact or similarly significant impact on the Holder.

12.5	The Holder understands that should the Holder have any concerns regarding the Company’s processing of the Holder’s Data, the Holder may contact the Company or lodge a complaint with the data protection authority in the country where the Holder is employed.

13.	MISCELLANEOUS

13.1	The Restricted Stock Units may not be transferred, otherwise disposed, pledged, borrowed against or used as any form of security.

13.2	The Company shall be entitled to amend these terms and conditions to the extent required by legislation, court decisions, decisions by public authorities or agreements, or if such amendments, in the reasonable judgment of the Company, are otherwise necessary for practical reasons, and provided in all of the aforementioned cases that the Holder’s rights are in no material respects adversely affected. If the Holder’s rights would be materially adversely affected, the Holder’s written consent shall be necessary for such amendment.

13.3	Nothing in these terms and conditions or in any right or Restricted Stock Unit granted under these terms and conditions shall confer upon the Holder the right to continue in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Group or of the Holder, which rights are hereby expressly reserved by each, to terminate the Holder’s employment or service at any time.

13.4	The Holder has no right to compensation or damages for any loss in respect of the Restricted Stock Unit where such loss arises (or is claimed to arise), in whole or in part, from the termination of the Holder’s employment or service; or notice to terminate employment or service given by or to the Holder. However, this exclusion of liability shall not apply to termination of employment or service, or the giving of notice, where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of the Holder’s employment or service amounted to unfair or constructive dismissal of the Holder.

13.5	The Holder undertakes not to use or disclose the contents of these terms and conditions, or any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to these terms and conditions

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or otherwise, relating to the Group unless: (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal; or (ii) such disclosure has been consented to by the Company, provided, however, that the Holder may disclose the terms and conditions of his or her Restricted Stock Units to the Holder’s spouse, personal attorney and/or tax preparer. If a Holder becomes required, in circumstances contemplated by (i) to disclose any information, the disclosing Holder shall use its best efforts to consult with the Company prior to any such disclosure.

13.6	Shares will not be issued under this Restricted Stock Unit Program unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with applicable law. The Board shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Restricted Stock Unit, including a window-period limitation, as may be imposed in the sole discretion of the Board.

14.	TERM AND TERMINATION

These terms and conditions shall enter into force on the Implementation Date and remain in force until close of business in Sweden on 1 October 2024. The parties shall, however, after such date continue to be bound by the provisions set out in clause 13.5 and 15.

15.	GOVERNING LAW AND JURISDICTION

15.1	These terms and conditions shall be governed by and construed in accordance with the substantive law of Sweden (excluding its rules on conflict of laws).

15.2	The Company and the Holder undertake to use their best efforts to resolve any disagreements or disputes regarding these terms and conditions between them or any two or more of them through discussions and mutual agreement.

15.3	Any dispute, controversy or claim arising out of or in connection with these terms and conditions, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Unless otherwise agreed between the parties to such arbitration, the Arbitral Tribunal shall be composed of a sole arbitrator, the seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.

15.4	The arbitral proceedings and all information and documentation related thereto shall be confidential, unless a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority or as otherwise agreed between the Company and the Holder in writing.